Exhibit 15

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

We are aware that our reports dated November 1, 2001, on our reviews of interim financial information of Hersha Hospitality Trust and Hersha Hospitality Management, L.P., respectively, as of September 30, 2001, and for the three and nine month periods ended September 30, 2001 and 2000 are included in this registration statement. Pursuant to Rule 436c under the Securities Act of 1933, these reports should not be considered a part of the registration statement within the meaning of Sections 7 and 11 of that Act.

Moore  Stephens,  P.C.
Certified  Public  Accountants

New York,  New York
December 17, 2001


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